SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of August 25, 2005, is between BSI2000, Inc., a Delaware Corporation ("BSI2000") and The New Sytron, Inc., a Colorado corporation ("New Sytron").

RECITALS

WHEREAS, New Sytron has sold to BSI2000 all right, title and interest which New Sytron and/or DPI International Group, as debtor ("Debtor"), has or may have in the future to certain assets comprising the access control system commonly known as MAXX-NET, MAXX-Net, Maxx-Net or any variation thereof (the "Maxx-Net System") pursuant to a private foreclosure sale conducted by New Sytron in its capacity as a secured creditor of Debtor under and in full compliance with the Colorado Uniform Commercial Code—Secured Transactions;

WHEREAS, a portion of the consideration paid by BSI2000 is in the form of a Promissory Note in the stated principal amount of $500,000 (the "Note") from BSI2000 payable to the order of New Sytron;

WHEREAS, BSI2000 has agreed to grant New Sytron a security interest in certain of the Maxx-Net System related assets owed by BSI2000 as collateral for its payment obligations under the Note;

AGREEMENTS

NOW THEREFORE, in consideration of the Recitals, and for other good and valuable consideration, receipt of which is hereby acknowledged by BSI2000, it is hereby agreed as follows:

1  Grant of Security Interest; Intellectual Property Escrow. As security for the Secured Obligations (as defined below), BSI2000 hereby grants to New Sytron a first security interest and lien on the property described below (collectively, the "Collateral"):

(a)  All right, title and interest of BSI2000 in and to (a) any and all rights to possession, use and/or ownership of the Maxx-Net System and any and all assets comprising components thereof, including any and all related software (source and object code), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, documentation, drawings, proposals, recommendations, job notes, reports, records, specifications, customer lists, customer contact information, trade names, trademarks, and any goodwill associated therewith, along with the right to apply for registration of the copyright in any related software, the right to create derivative works and the right to sue for past infringement of the copyright, trademark or any intellectual property right relating to the Maxx-Net System, whether patentable or not (collectively, the "Assets"), including without limitation all of the Maxx-Net System software/technology being transferred by New Sytron plus all of the core Maxx-Net System software/technology which BSI2000 has heretofore acquired or will hereafter acquire from Cyber Country Systems, LLC and/or any of its members or affiliates, or from any other source, (b) any contracts existing between BSI2000 and any customers relating to the Maxx-Net System software, whether relating to the sale of products, maintenance or service and (c) any accounts receivable owing to BSI2000 from any such customers relating to maintenance or service contracts (collectively, the "Collateral"). Any copyrights or patents which have been or may be applied for or issued with respect to the Collateral shall also be a part of the Collateral.

(b)  Any modifications, improvements, or enhancements to the core Maxx-Net System software/technology (specifically excluding any biometrics enhancements thereto)(to the extent of BSI2000's rights thereto).

All of the software (source and object code), gerber files, algorithms, computer processing systems, compilations of information, documentation, drawings, proposals, recommendations, job notes, reports, records, and specifications related to the Maxx-Net System shall be deposited within ninety (90) days of the execution of this Agreement into a software escrow established with Iron Mountain Intellectual Property Management Inc. pursuant to a Three-Party Escrow Service Agreement reasonably acceptable to the parties, and the initial deposit of such intellectual property shall be verified as to its completeness and accuracy by New Sytron in its reasonable discretion. BSI2000 covenants further that all modifications, improvements and enhancements to the Maxx-Net System shall be timely deposited into the escrow as and when they are developed.

2  Secured Obligations. The security interest hereby granted shall secure payment of all liabilities and obligations of BSI2000 to New Sytron under the Note and the performance by BSI2000 of its representations, warranties and covenants contained herein (collectively, the "Secured Obligations"):

3  Representations, Warranties and Covenants. BSI2000 hereby represents, warrants and covenants to New Sytron that:

(a)  Organization and Continuation of Business. BSI2000 is duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and shall do, or cause to be done, all things reasonably necessary to continue its business.

(b)  Authority and No Violations. BSI2000 has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement. The execution and delivery of the Agreement by BSI2000 hereunder will not violate any provisions of law and will not result in a breach of any order, injunction, or similar document or instrument of any court or governmental authority or BSI2000's articles of incorporation or by-laws, or any agreement, contract or indenture to which BSI2000 is a party.

(c)  Enforceability. This Agreement constitutes the valid and legally binding obligation of BSI2000, enforceable in accordance with its terms.

(d)  Priority of Liens. The Collateral is free and clear of any security interest, lien or encumbrance of any nature whatsoever, except for a security interest granted in favor of Cornell Capital Partners, LP. The security interest hereby granted to New Sytron shall be superior to and take precedence over any and all liens, charges and encumbrances which may exist on the Collateral, including without limitation any such lien, charge or encumbrance held by Cornell Capital Partners, LP.

(e)  Judgments, Actions, Proceedings. There are no outstanding judgments, or actions or proceedings pending before any court or governmental authority with respect to or, to the best of BSI2000's knowledge, threatened against or affecting BSI2000 or the Collateral, nor, to the best of BSI2000's knowledge, is there any reasonable basis for the institution of any such action or proceeding which is probable of assertion.

(f)  Claims. BSI2000 shall promptly notify New Sytron of any claim against any of the Collateral.

(g)  Compliance With Laws. BSI2000 is in material compliance with and shall continue to be in material compliance with all applicable laws and regulations.

(h)  Taxes. BSI2000 has filed and will continue to file all federal, state and local tax returns required to be filed by it and has paid and will continue to pay all taxes owed by it on or before the applicable due dates.

(i)  State of Incorporation and Name. BSI2000's place of business, the office where it keeps its records concerning, and the location of, the Collateral is set forth below. BSI2000 will give thirty days prior written notice to New Sytron of any change in its state of incorporation, change of its name or merger with another corporation.

(j)  Financing Statements. BSI2000 hereby authorizes New Sytron to file such financing statements, amendments, certificates and other documents or instruments as may be necessary to enable New Sytron to perfect or from time to time renew the security interest granted hereby in the Collateral.

4  Events of Default. The occurrence of any one or more of the following events or conditions shall constitute an "Event of Default":

(a)  A default by BSI2000 of its obligations under the Note and an acceleration by New Sytron of all amounts due under the Note; or

(b)  Material failure of BSI2000 to comply with any covenant contained herein within twenty (20) days after notice from New Sytron of such failure; or

(c)  Any representation or warranty made by BSI2000 herein shall have been false or misleading in any material respect when made; or

(d)  BSI2000 shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, or shall commence any proceeding under any bankruptcy, reorganization or dissolution.

5  Rights of New Sytron. Upon the occurrence of any Event of Default, New Sytron may declare all of the Secured Obligations immediately due and payable and shall then have the rights and remedies of a creditor under the Uniform Commercial Code or under any other applicable law. New Sytron will give BSI2000 at least ten (10) days prior written notice at the address of BSI2000 set forth below (or at such other address as BSI2000 shall specify in writing to New Sytron) of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the Uniform Commercial Code) that reasonable notification be given of the time and place of such sale or other disposition. After deducting all costs and expenses of collection, storage, custody, sale or other disposition and delivery (including reasonable costs and reasonable attorneys' fees) and all other charges against the Collateral, the residue of the proceeds of any such sale or disposition shall be applied to the payment of the Secured Obligations in such order as New Sytron shall determine. In the event the proceeds of any sale or other disposition of the Collateral hereunder are insufficient to pay all of the Secured Obligations in full, BSI2000 will be liable for the deficiency, together with interest thereon, at the lesser of 18% per annum or the maximum rate permitted by law, and the cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys' fees, expenses and disbursements. The powers conferred on New Sytron under this Agreement are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.

6  Collection of Accounts Receivable. Upon the occurrence of any Event of Default, New Sytron may notify or require BSI2000 to notify account debtors on any or all of BSI2000's accounts receivable constituting part of the Collateral, whether now existing or hereafter arising, to make payment directly to New Sytron, and may take possession of all proceeds of any accounts in BSI2000's possession, and may take any other steps which New Sytron deems necessary or advisable to collect any or all such accounts receivable or other Collateral or proceeds thereof, including the delivery to New Sytron of a complete account receivables list with the names and addresses of all debtors noted thereon. BSI2000 hereby irrevocably appoints New Sytron as its attorney-in-fact, with full authority in the place, name and stead of BSI2000 from time to time in New Sytron's discretion, to take any action and to execute any instrument which New Sytron may deem necessary or advisable to accomplish the purposes of this Security Agreement. BSI2000 hereby ratifies all that New Sytron may do by virtue hereof.

7  Notices, etc. All notices and other communications pursuant to this Security Agreement shall be in writing, either by letter (delivered by hand or commercial messenger services or sent by registered or certified mail, return receipt requested) or telecopy, addressed as set forth below. Any notice or other communication hereunder shall be deemed to have been given on: (i) the day on which it is sent by facsimile to such party at its facsimile number specified above (provided such notice shall be effective only if followed by one of the other methods of delivery set forth herein) or delivered by receipted hand or such commercial messenger service to such party at its address specified above, or (ii) on the day received if sent by mail. Any party may change the person, address or facsimile number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

8  Survival. This Security Agreement shall inure to the benefit of and be binding upon BSI2000 and New Sytron and their respective heirs, successors and assigns, including any subsequent holder or holders of any Secured Obligation.

9  Captions. The captions used in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

10  Reinstatement. This Security Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time any amount received by New Sytron hereunder is rescinded or must otherwise be restored or returned by New Sytron upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of BSI2000 or upon the appointment of any intervenor or conservator of, or trustee or similar official for, BSI2000 or any substantial part of their respective properties, or otherwise, all as though such payments had not been made.

11  Counterparts. This Security Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

12  Governing Law; Jurisdiction. The respective rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed wholly within such state. Each party hereto consents to the jurisdiction of the courts of Colorado and the United States District Court for the District of Colorado, over such persons, and waives any claim that any such court is an inconvenient forum or has no personal jurisdiction over the same.

IN WITNESS WHEREOF, BSI2000 and New Sytron have executed this Security Agreement as of the date set forth above.

Address:
11959 Discovery Court	The New Sytron, Inc., a Colorado corporation
Moorpark, CA 93021 Facsimile No.: (805) 532-2860
By:
Ahmad Ibrahim
President

Address:
12600 West Colfax Ave.	BSI2000, Inc., a Delaware corporation
Suite B410 Lakewood, CO 80215
Facsimile No.: 303-231-9002	By:
Jack Harper
President